CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Regulation A Offering Circular on Form 1-A, as amended, of Jamestown Invest 1, LLC and Subsidiaries of our report dated April 28, 2021, relating to the consolidated financial statements of Jamestown Invest 1, LLC and Subsidiaries as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019.

We also consent to the reference of our firm under the heading “Experts” in such Offering Circular on Form 1-A, as amended.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia
September 9, 2021